UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — March 20, 2006
CentraCore Properties Trust

(Exact name of Registrant as specified in its declaration of trust)

Maryland	1-14031	65-0823232

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)2
11376 Jog Road, Suite 101, Palm Beach Gardens, Florida 33418

(Address and zip code of principal executive offices)
(561) 630-6336

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On March 20, 2006, by letter to the chief executive officer and board of directors of The GEO Group, Inc., CentraCore Properties Trust (or “the Company”) responded to statements made by GEO on March 13, 2006 in its fourth quarter 2005 earnings conference call, summarized in a letter from GEO to the Company of the same date, regarding GEO’s stated intention to restructure its relationship with the Company. A copy of the Company’s response letter is attached hereto as Exhibit 99.1 and by this reference made a part hereof.
Private Securities Litigation Reform Act of 1995. This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. Forward-looking statements are typically identified by words such as “believe”, “expect”, “plan”, “intend” or similar words suggesting future events or expectations. These forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are qualified in their entirety by cautionary statements below. For a description of other factors that could cause actual results to vary from current expectations and forward-looking statements contained in this Current Report, please refer to our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.
Risks relating to our Relationship with The GEO Group
The GEO Group, Inc. (or GEO) is the lessee or sublessee of 11 of the 13 facilities we currently own. Approximately 86% of our revenue, and our ability to make distributions to our shareholders, depends largely upon GEO making rent payments and satisfying its obligations to us. On March 13, 2006, during its fourth quarter earnings conference call, GEO’s chief executive officer announced GEO’s intent to restructure its relationship with us, including possible non-renewal of certain leases expiring in 2008 and 2010.
To the extent leases are not renewed by GEO or are renewed or replaced at unfavorable terms, our total revenue and ability to make distributions to our shareholders would be adversely affected. There are a limited number of qualified private correctional and detention facility operators available to replace GEO upon expiration of its lease agreements with us. In addition, our ability to attract replacement lessees for the current GEO facilities is in part dependent on the willingness of relevant governmental entities to contract with a replacement lessee for correctional and detention facility services. While governmental entities may also lease and operate facilities directly using public employees, it is uncertain that any of the governmental entities that currently contract with GEO to operate our facilities will be able or willing to lease a facility directly from us and to operate it using public employees. Even if suitable replacement lessees are identified, public or private, the rental rate under any replacement leases may be less than the rental rate payable to us under our current leases with GEO.
GEO also stated that it did not anticipate partnering with us on future development projects and that it is seeking to develop competing facilities in close proximity to our existing ones. While we have the option to acquire from GEO, under a right to purchase agreement between us, certain new facilities that GEO acquires through 2013, GEO may assert that one or more newly acquired or developed facilities are not subject to the terms of the agreement or may seek to structure acquisition or development transactions in a manner that permits it to assert that a given facility is not subject to the agreement. GEO also has the right of first refusal on the proposed sale by us of any facilities currently leased to GEO.
In light of GEO’s announcement, our overall relationship with GEO may be at risk. In addition to possible non-renewal of expiring leases, failure by GEO to comply with the material terms of the right to purchase agreement or any lease agreement between us may materially adversely affect our operating results and financial condition. Additionally, the possible need by us, from time to time, to finance, refinance or effect a sale of any of the leased facilities may result in a need to modify or extend the lease agreement applicable to such facility. Any such lease modifications or extensions will require the approval of GEO, and the lack of approval from GEO could adversely affect our ability to consummate such financing or sale.

Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Exhibit
Number	Description
99.1	Letter from CentraCore Properties Trust to The GEO Group, Inc., dated March 20, 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRACORE PROPERTIES TRUST
March 20, 2006	By:	/s/ David J. Obernesser
David J. Obernesser
Senior Vice President and Chief Financial Officer

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